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                                   EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                                              June 30,
                                                                                              --------
                                                                                  2003  (3)                2002 (1) (2)
                                                                                  ----                     ----
Net Earnings (in thousands)                                                         $337                    $240

  Basic earnings per share:
    Weighted average shares outstanding                                          859,625                  859,625

    Less unearned employee stock ownership plan shares                           (21,427)                 (28,168)

    Less shares repurchased                                                     (341,958)                (339,077)

    Average option shares granted                                                      0                        0

    Less assumed purchase of shares using treasury method                              0                        0

  Common and common equivalent shares outstanding                                496,240                  492,380
                                                                                 =======                  =======

  Earnings per common share - basic                                                $0.68                   $0.49
                                                                                   =====                   =====

  Diluted earnings per share:
    Weighted average shares outstanding                                          859,625                 859,625

    Less unearned employee stock ownership plan shares                           (21,427)                (28,168)

    Less shares repurchased                                                     (341,958)                (339,077)

    Average option shares granted                                                 77,261                   70,151

    Less assumed purchase of shares using treasury method                        (70,395)                 (70,151)
                                                                                 -------                  -------

  Common and common equivalent shares outstanding                                503,106                  492,380
                                                                                 =======                  =======

  Earnings per common share - diluted                                              $0.67                   $0.49
                                                                                   =====                   =====


(1) See Note 3 for Earnings per Share (2) Option price exceeds market price (3) Market price exceeds option price


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